Exhibit 99.1

Palo Alto Networks to Transfer Stock Exchange Listing to Nasdaq

SANTA CLARA, Calif., October 12, 2021 – Palo Alto Networks (NYSE: PANW), the global cybersecurity leader, announced today that it will transfer its stock exchange listing from the New York Stock Exchange to The Nasdaq Global Select Market (Nasdaq). The company expects that its common stock will commence trading on Nasdaq on October 25, 2021, and will continue to be listed under the ticker symbol “PANW”.

“Listing on Nasdaq positions Palo Alto Networks within an enviable set of technology peers,” said Nikesh Arora, chairman and CEO of Palo Alto Networks. “We look forward to expanding our partnership with Nasdaq to create incremental value to the company. We are grateful to the New York Stock Exchange for their partnership since our IPO nearly a decade ago.”

Palo Alto Networks anticipates meeting the requirements for inclusion in the NASDAQ-100 ® index when it rebalances in December. The NASDAQ-100 ® index features the top 100 largest domestic and international non-financial companies on the exchange based on market capitalization.

“As a global cybersecurity leader, Palo Alto Networks helps organizations securely advance their digital transformations,” said Adena Friedman, president and chief executive officer of Nasdaq. “We are proud to welcome Palo Alto Networks to the Nasdaq family as the company continues to solve the world’s most complex cybersecurity challenges.”

About Palo Alto Networks

Palo Alto Networks, the global cybersecurity leader, is shaping the cloud-centric future with technology that is transforming the way people and organizations operate. Our mission is to be the cybersecurity partner of choice, protecting our digital way of life. We help address the world’s greatest security challenges with continuous innovation that seizes the latest breakthroughs in artificial intelligence, analytics, automation, and orchestration. By delivering an integrated platform and empowering a growing ecosystem of partners, we are at the forefront of protecting tens of thousands of organizations across clouds, networks, and mobile devices. Our vision is a world where each day is safer and more secure than the one before. For more information, visit www.paloaltonetworks.com.

Palo Alto Networks and the Palo Alto Networks logo are registered trademarks of Palo Alto Networks, Inc. in the United States and in jurisdictions throughout the world. All other trademarks, trade names, or service marks used or mentioned herein belong to their respective owners.

Forward-Looking Statements

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements that address activities, events or developments that we or our management expects or anticipates will or may occur in the future are forward-looking statements. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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Media Contact:

Mara Mort

Senior Director of Corporate Communications, Palo Alto Networks

press@paloaltonetworks.com

Investor Relations Contact:

Clay Bilby

Head of Investor Relations, Palo Alto Networks

ir@paloaltonetworks.com